                                   EXHIBIT 99



FOR RELEASE:  MAY 16, 2000   CONTACT:   GM VSSM   REBECCA HARRIS  (313) 667-2642
                                        GM CORP.  LINDA MCGILL    (313) 665-3151
                                        REY PR    PAUL GUTHRIE    (937) 485-4216
                                        REY IR    MITCH HAWS      (937) 485-4460

          GENERAL MOTORS AND REYNOLDS AND REYNOLDS FORMING ALLIANCE TO
                      INTEGRATE AND SIMPLIFY AUTO RETAILING

DETROIT (May 16, 2000)...General Motors Corporation and The Reynolds and Reynolds Company announced today a strategic alliance that will integrate and simplify retailing processes and systems for GM's North American dealers. Working in coordination with its dealers, GM and Reynolds will develop and provide web-based retail information technology and services, that will integrate GM's e-business information technology and dealer management systems to offer consumers on-line and in-store experiences.

"The potential benefits of this alliance to our 8,000 plus dealers in North America and their consumers who purchase 5.7 million vehicles per year are huge. Consumers desire a simplified in-store and on-line shopping, buying and ownership experience, while dealers want to provide a superior customer experience, improve efficiencies and lower their operating costs within the retail operation," according to Bill Lovejoy, GM group vice president, North America Vehicle Sales, Service and Marketing. "In addition, by working with our dealers and a lead-provider, like Reynolds, technology will be developed faster in order to support and enhance the retail operating model, including e-business capabilities."

This move puts GM with the assistance of Reynolds and Reynolds at the forefront of a trend which Forrester Research, the international technology research company, calls Channel Cooperation, where manufacturers and dealers, "...combine efforts to acquire and satisfy empowered consumers by sharing customers, margins, and brand." This allows GM to, in the words of Forrester's report, "...reach out to channel partners to offer its support in serving and satisfying empowered consumers." GM effectively harmonizes Web experience with the dealer-customer experience, ultimately placing the customer in the figurative and literal driver's seat.

Reynolds has been selected as GM's preferred provider for dealer management systems and exclusive provider for dealer e-business technology based on its market leadership in dealer solutions, its strong set of capabilities and its strong existing strategic relationship with GM," according to Ralph Szygenda, GM group vice president and chief information officer. In addition Szygenda added, "The e-business retail technology developed, will be based on open standards and will support existing dealer management systems including non-Reynolds systems. Other vehicle manufacturers can also leverage Reynolds' capabilities to offer a seamless environment to dealers."

"Reynolds is working with GM to integrate the entire retail value chain into a networked model leveraging the best of the on-line and off-line world," said Lloyd "Buzz" Waterhouse, President and COO of Reynolds. "The result will be greater efficiencies and lower costs for retailers and car companies, and a far superior consumer experience. We are excited by this challenge and delighted to join GM on this journey."

         "This is a significant partnership for Reynolds, GM and the industry," said David R. Holmes, Reynolds' chairman and CEO. "This alliance builds on Reynolds' long-standing relationship with GM and its dealers and gives us the opportunity to truly participate in leading the transformation of automotive retailing industrywide. Reynolds' deep knowledge of auto retailing and our comprehensive e-business capabilities will benefit consumers, dealers and manufacturers across the industry, and create value for Reynolds shareholders."

As part of the strategic alliance, GM will receive a 10% ownership position in Reynolds and Reynolds, which will serve to strengthen the strategic alignment of the two companies, solidify the business relationship and firmly establish GM's commitment to e-business retail solutions. The memorandum of understanding remains subject to obtaining regulatory and other approvals and execution of definitive agreements.

General Motors (NYSE: GM), the world's largest vehicle manufacturer, designs, builds, and markets cars and trucks worldwide. In 1999, GM earned $5.6 billion on sales of $176.6 billion. It employs about 388,000 globally. GM is investing aggressively in high technology and e-business within its global automotive operations and through such initiatives as e-GM, GM BuyPower, OnStar and its Hughes Electronics Corp. (NYSE: GMH) subsidiary. GM also operates one of the world's largest and most successful financial institutions, GMAC. More information on General Motors can be found at www.gm.com.

Reynolds and Reynolds (NYSE: REY), headquartered in Dayton, Ohio, is intent on leading the transformation of worldwide automotive retailing with information management, e-Customer Relationship Management and Internet solutions. The company reported revenues of $1.56 billion for the fiscal year ended September 30, 1999. For more information on REY, visit the company's Web site at www.reyrey.com or call the Information Hotline at 1-888-4REYREY.